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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


        We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the IXC Communications, Inc. 1996 Stock Plan and the IXC Communications, Inc. Amended and Restated 1994 Stock Plan and to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the IXC Communications, Inc. Special Stock Plan of our report dated February 28, 1997, except for the third paragraph of Note 19, as to which the date is March 17, 1997, with respect to the consolidated financial statements of IXC Communications, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 1996.

                                          Ernst & Young LLP


Austin, Texas
March 27, 1997